Exhibit 99.1

August 31, 2011

RE:	DiVall Insured Income Properties 2, L.P.

Third Party Tender Offer

Ladies and Gentlemen:

On or about August 22, 2011, Peachtree Partners and its affiliates (collectively, the “Bidder”) mailed a Repurchase Agreement to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purposes of making a third-party tender offer for up to 4.9% (2,268 Units) of the Partnership, including those already owned by the Bidder, at a purchase price equal to $215 per Unit less transfer fees of $175 per investor and less any distributions paid after August 22, 2011 (the “Offer”). Due to the Offer constituting only 4.9% of units in the Partnership, the Bidder did not file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. To that end, in accordance with the terms of Rule 14e-2(a)(2) of the Exchange Act, the Partnership expresses no opinion and is remaining neutral toward the Offer because the decision to accept the Offer is purely an economic decision that will depend on each Limited Partner’s particular circumstance. Therefore, it would be inappropriate for the Partnership to substitute its judgment for that of the Limited Partners. However, the Partnership believes it is important that its Limited Partners understand the following information when considering selling Units to the Bidder or any other unsolicited offer.

1.	Third-Party Sales:

The Partnership is not affiliated in any way with the Bidder and the money that may be tendered for the Offer does not come from or through the Partnership. Once the Partnership receives sufficient evidence of a sale from both the seller and buyer directing the Partnership to transfer the Units, the Units are transferred to the buyer upon the approval of the General Partner, The Provo Group, Inc (“TPG”). The Partnership will not be responsible for making sure the seller is paid. However, under the IRS Safe Harbor rules, in one year TPG can only approve the transfers of Units sold up to 2% of the total number of Partnership Units outstanding (46,280.30). We have already approved transfers aggregating approximately 1.98% in 2011. Accordingly, the Partnership does not have the ability to approve the transfer of any additional Partnership Units until the year 2012, except for Units sold and transferred through a Qualified Matching Service (see item 4 below).

DiVall Insured Income Properties 2, L.P.

August 31, 2011

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that seems to lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and the Unit is transferred.

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. The SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC notice can be found at www.sec.gov/answers/miniten.htm.

2.	Purchase Price of Offer:

The Offer is based on a purchase price equal to $215 per Unit of Limited Partnership Interest, less transfer fees of $175 per investor.

The Bidder’s purchase price is also subject to downward adjustment in the event of any distributions paid after August 22, 2011. As we understand the Offer, distributions paid after August 22, 2011 will reduce the $215 per Unit purchase price.

Comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $250 to $270 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

3.	Current Rate of Return; Improved Portfolio:

The Partnership continues its efforts to eliminate weak performing properties and strengthen tenant quality, to provide greater stability. The Partnership’s aggregate distributions for the First and Second Quarters of 2011 were approximately $520,000 ($11.24 per Unit). The approximate annualized adjusted “operating return” for the First and Second Quarters of 2011 would be approximately 7.02%, based on the internal estimated Net Unit Value of $320 per Unit as of December 31, 2010. Former tenant Chinese Super Buffet vacated its Phoenix, AZ property in late June of 2011 and therefore minimum monthly operating rental collections are anticipated to be approximately $6,000 lower in the Third and Fourth Quarters of 2011. The carrying value of the vacant Phoenix, AZ property was reduced by $540,118, to its estimated fair value of $0 as of June 30, 2011. Therefore, as of June 30, 2011, the adjusted December 31, 2010 internal estimated Net Unit Value would be approximately $12 lower at $308 per Unit. Management is currently evaluating its options as to the vacant Phoenix, AZ property.

4.	Qualified Matching Service:

Within the last several years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704

DiVall Insured Income Properties 2, L.P.

August 31, 2011

of the Internal Revenue Code of 1986 (the “Code”), which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold.

5.	Termination Scheduled for 2020:

The Partnership is currently scheduled to liquidate in 2020, although it is possible this liquidation deadline may be extended if the limited partners vote to amend the Limited Partnership Agreement of the Partnership. It is also possible that the Partnership would elect to sell its assets and liquidate prior to 2020.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
C/O Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(800)-547-7686

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of DiVall Insured Income Properties 2, LP

By:	/s/ Bruce A. Provo
Bruce A. Provo, President